Exhibit 10.16

[               ]

[              ], 2017

RE: BeyondSpring Inc. (the “Company”)

Dear [                   ],

I am writing to you on behalf of the board of directors of the Company to confirm arrangements with regard to the terms of appointment to office as a director of the Company from the date of this letter.

1.	Definitions

For the purposes of this Letter, the following words or expressions shall have the following meanings respectively:

“Board”	means the board of directors of the Company, including any committee of the Board duly constituted by it;
“Businesses”	means:
	(a)	the business of the research, development, design, production, manufacturing, marketing, sale, distribution and other commercial activities of any Group Company in relation to the Group’s proprietary and/or licensed technology concerning the development of cancer therapies; and
	(b)	any other business that any Group Company shall at the relevant date
(i) be engaged in and with which you shall have been concerned or involved to any material extent at any time during Your Appointment; or
(ii) have determined to carry on with a view to developing any other biotechnical technology for commercial exploitation in the future and in relation to which determination you shall at the Termination Date possess any material Confidential Business Information;

“Confidential Information”	means all and any Corporate Information, Marketing Information,
Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which the Company or any Group Company treats as confidential or in respect of which it owes an obligation of confidentiality to any third party, which is not in the public domain:
	(a)	which you shall have acquired or shall hereafter acquire at any time during Your Appointment in your capacity as a director; and
	(b)	which is not readily ascertainable to persons not connected with the Company or any Group Company

“Corporate Information”	means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of the Company or any Group Company;
“Group”	means the Company and its affiliates, including any company that controls, is controlled by, or is under common control with the Company, as defined in Rule 3b-18 of the Securities Exchange Act of 1934, as amended from time to time;
“Group Company”	means a member of the Group and “Group Companies” shall be interpreted accordingly;
“Marketing Information”	means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past present or future product or service of the Company or any Group Company including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company;
“Material Interest”	means:
(a) the holding of any position as director, officer, employee, consultant, partner, principal or agent;
(b) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than five percent (5%) of the issued shares of any company whose shares are listed on any national securities exchange (as defined in Section 3(a)(1) of the Securities Exchange Act of 1934, as amended from time to time), or any similar exchange in jurisdictions outside the United States; or
(c) the direct or indirect provision of any financing; other than on behalf of any Group Company for the legitimate purposes of that Group Company;
“Technical Information”	means all and any trade secrets, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;
“Termination Date”	means the date of the termination of Your Appointment; and
“Your Appointment”	means your appointment to and holding of office as a director of the Company as confirmed by this letter.

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2.	Duties

2.1	As a director of the Company you will be expected to exercise the general fiduciary duties and duties of care and loyalty as provided under the laws of the Cayman Islands and provide such advice and services as the Board may reasonably require.

2.2	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

2.2.1	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls, which enable risk to be assessed and managed;

2.2.2	set the Group’s strategic aims, develop the necessary financial and human resources for the Company to meet its objectives and review management performance; and

2.2.3	set the Company’s values and standards in light of its obligations to its shareholders and others.

2.3	In your role as a non-executive director, you shall be required to:

2.3.1	constructively challenge and contribute to the development of the Group’s strategy;

2.3.2	scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

2.3.3	satisfy yourself that financial information is accurate and that financial controls and systems of risk management are appropriate, robust and defensible;

2.3.4	use your best efforts to attend all meetings of the Board and the annual and all other meetings of the shareholders of the Company;

2.3.5	at all times comply with the Memorandum and Articles of Association of the Company, each as the same may be amended or restated from time to time;

2.3.6	abide by your fiduciary duties as a director of the Company;

2.3.7	diligently perform your duties;

2.3.8	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any other employee or director of the Company of which you become aware to the Chairman of the Board; and

2.3.9	comply with the terms of the BeyondSpring Inc. Code of Ethics and Business Conduct adopted by the Board (a copy of which is enclosed herewith) and any other code of practice issued by the Company from time to time relating to dealing in the Company’s securities.

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2.4	In addition, your duties require that you shall:

2.4.1	promote the highest standards of integrity, probity and corporate governance throughout the Company, particularly at Board level;

2.4.2	use your best efforts to ensure that the Board receives accurate, timely and clear information;

2.4.3	use your best efforts to ensure effective communication with shareholders;

2.4.4	use your best efforts to facilitate the effective contribution of non-executive directors and promote constructive relations are maintained between the executive and non-executive directors;

2.4.5	at the request of the Company, serve on committees of the Board as shall be agreed between you and the Chairman of the Board.

3.	Time Commitment

You shall work such hours per week over the term of Your Appointment as are necessary for the proper performance of your duties as a non-executive director of the Company. You will be required to attend Board meetings, the annual shareholders meeting, Board dinners, meetings with non-executive directors and training meetings. Some of these meetings may involve travel. You confirm that you are able to allocate sufficient time to the Company to discharge your responsibilities effectively and should obtain the agreement of the Chairman of the Board prior to accepting any additional commitments that might adversely affect your ability to perform your role as a director of the company.

4.	Fees

You will be entitled to certain cash fees in connection with your services as set forth below:

i.	Annual retainer fee	$30,000 in cash
ii.	Annual retainer fee for a director acting as Chairman of either the Compensation Committee, the Nominating and Corporate Governance Committee, or the Audit Committee, if so appointed	$3,750 in cash

The annual retainer fees are paid on a fiscal year basis and shall be prorated for any partial year of Board service. The fees and the terms prescribing the frequency of payment are subject to change at the sole discretion of the Compensation Committee of the Board. Upon termination of your Appointment, you will (if applicable) be paid your annual retainer fee on a pro-rata basis, to the extent unpaid up to the Termination Date.

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Beginning in 2017, you will receive an annual award of restricted ordinary shares (“Restricted Shares”) with a grant date value of $30,000. Such Restricted Shares will be issued under the Company’s 2017 Omnibus Incentive Plan or a successor plan (the “Stock Plan”) and will vest in three equal installments, with the first installment vesting upon the first anniversary of the grant date, the second installment vesting on the second anniversary of the grant date and the final remaining installment vesting on the third anniversary of the grant date, subject in each case to your continued service as a director of the Company through the applicable vesting date. Beginning in 2017, if you are appointed to serve as the Chairperson of either the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, you will receive an additional annual award of Restricted Shares with a grant date value of $3,750 for each Chairperson position held. Such Restricted Shares will be issued under the Stock Plan and will vest in three equal installments, with the first installment vesting upon the first anniversary of the grant date, the second installment vesting on the second anniversary of the grant date and the final remaining installment vesting on the third anniversary of the grant date, subject in each case to your continued service as a director of the Company through the applicable vesting date.

You acknowledge that the Company may determine to change any equity compensation program and this Letter shall in no way be deemed to be a guarantee of future equity compensation programs. Any grant of Restricted Shares made to you will be subject to the terms and conditions of the Stock Plan and the applicable restricted share award agreement memorializing such grant.

5.	Term of Office

Your Appointment will commence on the date hereof, and shall continue unless or until your successor is elected and qualified or until your earlier resignation or removal in accordance with the Company’s articles of association. By your countersignature hereto you agree that you will give not less than sixty (60) days’ notice (or such lesser period if agreed by the Board) in writing to the Company in the event you wish to resign prior to the expiration of your term or in the event you do not wish to stand for re-election at the Company’s annual general meeting.

By your counter-signature hereto, you acknowledge that your continuation in office is subject to the laws of the Cayman Islands and the Memorandum and Articles of Association of the Company, each as the same may be amended or restated from time to time. Any term renewal is subject to the review of the Board and re-election at the Company’s annual general meeting. Notwithstanding any expectations, there is no right to re-nomination by the Board.

On termination of Your Appointment for whatever reason you will promptly return to the Company all documents, records, keys, correspondence or other items in your possession or under your control which relate in any way to the business or affairs of, or are the property of, the Company or any Group, including electronic records and all copies thereof, regardless of the medium upon or in which such copies are stored or held. In addition, you will cease to use the Company’s facilities and cease to hold yourself out as being a director of the Company.

6.	Expenses

The Company shall reimburse you in respect of all reasonable travelling, hotel and other out of pocket expenses properly and necessarily incurred by you in or about the performance of your duties under this Agreement, in accordance with Company policies in effect from time to time and subject to the production (if requested) of any receipts, vouchers and other supporting documentation that the Company shall reasonably require.

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7.	Confidentiality

7.1	Both during your service on the Board and after the Termination Date, you agree and will undertake to maintain any and all Confidential Information in strict confidence at all times and you shall not, directly or indirectly, publish, reveal or otherwise disclose or make available any such Confidential Information to any person or entity and will not use Confidential Information for any purpose. Notwithstanding the foregoing, these obligations shall not apply to any Confidential Information that:

7.1.1	is necessary for the proper and effective performance of your duties as a director of the Company and then only with the prior written consent of the Company; and to a person who shall be subject to equivalent, express, written confidentiality obligations to the Company or a Group Company;

7.1.2	to the extent that such information is or (without default of your part) becomes generally available to the public;

7.1.3	to the extent that you shall be required to disclose the same by any applicable law or legally binding order of any court, government, semi-governmental authority, administrative or judicial body, or a legally binding requirement of a stock exchange or regulator; or

7.1.4	to the extent the Company approved such release in a prior written consent.

7.2	If you are required to make a disclosure as contemplated in clause 7.1.3:

7.2.1	you must disclose only the minimum Confidential Business Information required to comply with the applicable law, order or requirement; and

7.2.2	before making such disclosure, you must:

(a)	give the Company reasonable written notice of:

(i)	the full circumstances of the requirement for disclosure arising; and

(ii)	the Confidential Business Information which you propose to disclose; and

(b)	consult with the Company as to the form of the disclosure.

7.3	By your counter-signature hereto, you acknowledge that:

7.3.1	the Company and each Group Company possess a valuable body of Confidential Business Information;

7.3.2	the Company has given and will continue to give you access to Confidential Business Information in order that you may carry out your duties hereunder;

7.3.3	your duties include, without limitation, a duty of care and a duty of loyalty as provided under the laws of the Cayman Islands;

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7.3.4	the disclosure of any Confidential Business Information other than as permitted in Clause 7.3 could place Company and any impacted Group Company at a serious competitive disadvantage and could cause immeasurable (financial and other) damage to the Businesses; and

7.3.5	that the obligations of confidentiality assumed under the provisions of this clause 7 are reasonable and necessary for the protection of the Group, the Businesses and the Confidential Business Information.

8.	Other Interests and Restrictions

8.1	It is accepted and acknowledged that you have business interests other than those of the Company and that you have declared any potential conflicts that are apparent at present. If you become aware of any potential conflicts of interest after the date hereof, these should be disclosed to the Chairman of the Board and company secretary or otherwise in accordance with the articles of association of the Company as soon as you become aware thereof.

8.2	By your counter-signature hereto, you agree and undertake that, during the term of Your Appointment, you shall not, without the Company’s written permission, assume or hold any Material Interest in any person, firm or company which:

8.2.1	impairs or might reasonably be expected by the Board to impair your ability to act at all times in the best interests of the Company; or

8.2.2	requires or might reasonably be expected by the Board to require you to disclose any Confidential Business Information in order to properly discharge your duties to or to further your interest in such person, firm or company.

8.3	By your counter-signature hereto, you agree and undertake that you will not at any time after the Termination Date, represent or hold yourself out or permit yourself to be represented or held out by any person, firm or company as being in any way then currently connected with or interested in the Company or any Group Company other than (if such be the case) as the holder of shares, options and/or warrants in the Company.

8.4	By your counter-signature hereto, you agree and confirm that neither this letter, nor your or our actions, past, present or future constitute a contract of employment and no employer-employee relationship exists or will exist between the Company or any member of the Group and you and to indemnify and hold harmless the Company, its directors, officers, employees and assignees harmless from and against any and all demands and/or claims addressed against the Company by you or on your behalf, or any third party, in connection with any alleged employment relationship between the Company and you, or in connection with any liability, obligation, debt or responsibility deriving from such relationship, including by virtue of any agreement, arrangement, statute, extension order, custom or the like. You will be treated as an independent contractor for purposes of the Federal Insurance Contributions Act, Federal Income Tax Withholding, the Employee Retirement Income Security Act, state unemployment or disability insurance laws, and any other employment taxes or laws. In this regard, the Company will not make deductions from payments made to you for taxes, which shall be your responsibility.

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8.5	Each of the provisions of clauses 8.2, 8.3 and 8.4 and (where applicable) the sub-clauses thereof is independent and severable from the remaining provisions and enforceable accordingly. If any provision of the said clauses/sub-clauses shall be unenforceable for any reason but would be enforceable if part of the wording thereof were deleted, it shall apply with such deletions as may be necessary to make it enforceable.

8.6	You have given the undertakings contained in this clause 8 to the Company itself and to the Company as trustee for the benefit of each Group Company and will, at the request and cost of the Company, promptly enter into direct undertakings with any Group Company which correspond to the undertakings in this clause 8.

8.7	The Company agrees that each Material Interest that you assume or hold as of the date hereof is hereby permitted.

8.8	Notwithstanding anything herein to the contrary, pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (I) file any document containing the trade secret under seal, and (II) do not disclose the trade secret, except pursuant to court order. Nothing herein is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

9.	Independent Legal Advice

Occasions may arise when you consider that you will need professional advice in connection with the performance of your duties as a director of the Company and you will be able to consult the Company’s advisors for this purpose. Exceptional circumstances may occur when it may be appropriate for you to seek such advice from independent advisors, at the Company’s expense. In such an event, you should, where reasonably practical and not (in your reasonable judgment) prejudicial to the interests of the Company, consult with the Board or, if you consider appropriate, the non-executive directors, prior to such advice being sought or expense being incurred.

10.	Governing Law and Jurisdiction

This Letter shall be governed by and shall be interpreted in accordance with the laws of the State of New York, without giving effect to its choice of law legislation. The parties irrevocably submit to the non-exclusive jurisdiction of the U.S. Federal and New York State courts in the Borough of Manhattan, the City of New York in relation to all matters arising out of or in connection with this appointment letter.

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On a more personal note, I want to tell you how pleased I am that you are joining the BeyondSpring Board of Directors. I know that I speak for the other directors in saying that we look forward to your leadership and contributions as a director. I would greatly appreciate if you would confirm your acceptance of the terms of your appointment by signing and returning this Letter.

With kind regards,

Duly authorized for and on behalf of the Board

I hereby acknowledge the above terms and agree and undertake in the above terms.

Date

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